EXHIBIT 99.1

Radius Recycling Reports First Quarter Fiscal 2025 Financial Results

PORTLAND, Ore., Jan. 07, 2025 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) today reported results for the first quarter of fiscal 2025 ended November 30, 2024.

The Company reported a loss per share from continuing operations of $(1.30) and a net loss of $(37) million in the first quarter of fiscal 2025, compared to ($0.64) and ($18) million, respectively, in the prior year first quarter, with the difference substantially driven by a detriment on income tax in the current quarter. Adjusted EBITDA was break-even in the first quarter of fiscal 2025, compared to $1 million in the prior year first quarter. Adjusted loss per share from continuing operations was $(1.33) in the first quarter of fiscal 2025, compared to ($0.64) in the prior year. The Company’s adjusted results in the first quarter of fiscal 2025 exclude $2 million in insurance recovery gains related to a legacy environmental matter, which are included in reported results.

The Company’s operating results were relatively stable year-over-year, although market conditions for ferrous, nonferrous, and steel diverged materially. Contribution from recycled metals improved year-over-year. This was driven by the benefits from productivity efficiencies implemented over the last year and by stronger nonferrous demand. This demand resulted in 12% higher nonferrous average net selling prices and higher metal margins, which more than offset the impact of softer global ferrous markets, that led to 5% lower average net ferrous prices due in part to elevated levels of Chinese steel exports. Finished steel contribution was lower year-over-year due to weaker domestic steel market conditions, with average net selling prices down 7%, leading to a contraction in metal margin year-over-year. This was further exacerbated by lower mill utilization in the first quarter of fiscal 2025 partly due to a scheduled maintenance outage. Consolidated results benefited from a 10% year-over-year reduction in consolidated Selling, General, and Administrative (SG&A) costs.

On a sequential basis, operating performance declined in significant part due to seasonally lower sales volumes for all of the Company’s products. In addition, lower average net selling prices for ferrous and nonferrous metals of 3% and 6%, respectively, led to a compression in metal margins including a detriment from nonferrous price volatility during the period. Reduced contribution from finished steel driven by a 3% sequential decline in average net selling prices and lower mill utilization, further impacted performance.

Tamara Lundgren, Chairman and Chief Executive Officer, said, “While market conditions during the quarter were more challenging than a year ago, our year-over-year consolidated operating results withstood the additional headwinds. The contribution from our recycled metals business improved versus a year ago, driven by benefits realized from our cost reduction and productivity measures and stronger nonferrous demand, which offset the tight scrap environment and the softer global ferrous markets. The contribution from finished steel declined year-over-year due to weaker domestic steel conditions and a scheduled maintenance outage. Our steel mill utilization of 81%, while down sequentially, was still higher than the U.S. average of 75%, reflecting relatively stronger markets for long products.”

Ms. Lundgren continued, “We expect inventory rebuilding and seasonality will drive improved demand in the second half of our fiscal year. In the longer-term, the demand for recycled metals remains positive, underpinned by increased investments in infrastructure, including for energy projects, industrial reshoring, continued growth in U.S. electric arc furnace steelmaking capacity, and the transition to low-carbon technologies. Our strategic initiatives focused on increased metal extraction and 3PRTM are aligned with these structural demand tailwinds and support expanded margins and volumes.”

Summary Results
($ in millions, except per share and per ferrous ton amounts)
	Quarter
	1Q25	4Q24	1Q24
Revenues	$657	$771	$673
Gross margin (total revenues less cost of goods sold)	$33	$52	$39
Selling, general and administrative expense	$57	$61	$63
Net income (loss)	$(37)	$(16)	$(18)
Net income (loss) per ferrous ton(5)	$(33)	$(13)	$(15)
Diluted income (loss) per share from continuing operations attributable to Radius shareholders
Reported	$(1.30)	$(0.56)	$(0.64)
Adjusted(1)	$(1.33)	$(0.41)	$(0.64)
Adjusted EBITDA(1)	$—	$17	$1
Adjusted EBITDA per ferrous ton(1)(5)	$—	$13	$1
Cash flows from (used in) operating activities	$(2)	$4	$(1)

Ferrous sales volumes (LT, in thousands)(2)	1,106	1,249	1,152
Avg. net ferrous sales prices ($/LT)(3)	$338	$348	$354
Nonferrous sales volumes (pounds, in millions)(2) (4)	177	207	182
Avg. nonferrous sales prices ($/pound)(3) (4)	$1.02	$1.08	$0.91
Finished steel average net sales price ($/ST)(3)	$775	$795	$831
Finished steel sales volumes (ST, in thousands)	125	140	129
Rolling mill utilization (%)	81%	97%	95%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(5)  May not foot due to rounding.

First Quarter Fiscal 2025 Financial Review and Analysis

Results for the first quarter of fiscal 2025 included a detriment from average inventory accounting of approximately $1 per ferrous ton, similar to both the first and the fourth quarters of fiscal 2024.

The Company’s mill utilization rate was 81% in the first quarter of fiscal 2025, including the impact of a scheduled maintenance outage taken during the quarter, compared to 95% and 97% in the prior year’s first and fourth quarters, respectively.

Operating cash flow was nearly break-even in the first quarter of fiscal 2025. Total debt was $445 million at the end of the quarter, and debt, net of cash, was $430 million (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). Capital expenditures were $12 million in the quarter.

The effective tax rate for the first quarter of fiscal 2025 was an expense of approximately 11%, which compared to a benefit of 36% in the prior year’s first quarter, primarily driven by the Company’s valuation allowance position on its deferred tax assets. During the first quarter of fiscal 2025, the Company returned capital to shareholders through its 123rd consecutive quarterly dividend.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable February 18, 2025 to shareholders of record on February 3, 2025. The Company has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: First Quarter Fiscal 2025 Results

A conference call and slide presentation to discuss results will be held on January 8, 2025, at 11:30 a.m. Eastern and will be hosted by Tamara Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and accompanying slide presentation will be webcast and accessible under the Events Calendar on the Company’s website at: www.radiusrecycling.com/company/investors. Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the Company's website.

About Radius Recycling, Inc.

Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Three Months Ended
	November 30, 2024	August 31, 2024	November 30, 2023
Revenues	$656,537	$770,816	$672,897
Cost of goods sold	623,132	718,785	633,420
Selling, general and administrative expense	56,684	60,974	63,102
(Income) from joint ventures	(448)	(397)	(673)
Asset impairment charges	184	—	—
Restructuring charges and other exit-related activities	1,897	244	35
Operating income (loss)	(24,912)	(8,790)	(22,987)
Interest expense	(8,862)	(8,917)	(4,810)
Other income (expense), net	636	66	(170)
Income (loss) from continuing operations before income taxes	(33,138)	(17,641)	(27,967)
Income tax (expense) benefit	(3,791)	1,759	10,170
Income (loss) from continuing operations	(36,929)	(15,882)	(17,797)
Income (loss) from discontinued operations, net of tax	—	(22)	(2)
Net income (loss)	(36,929)	(15,904)	(17,799)
Net (income) loss attributable to noncontrolling interests	(244)	(174)	(165)
Net income (loss) attributable to Radius shareholders	$(37,173)	$(16,078)	$(17,964)

Net income (loss) per share attributable to Radius shareholders:
Basic:
Income (loss) per share from continuing operations	$(1.30)	$(0.56)	$(0.64)
Net income (loss) per share	$(1.30)	$(0.56)	$(0.64)
Diluted:
Income (loss) per share from continuing operations	$(1.30)	$(0.56)	$(0.64)
Net income (loss) per share	$(1.30)	$(0.56)	$(0.64)
Weighted average number of common shares:
Basic	28,573	28,511	28,219
Diluted	28,573	28,511	28,219
Dividends declared per common share	$0.1875	$0.1875	$0.1875

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

1Q25
Total ferrous volumes (LT, in thousands)(1)	1,106
Total nonferrous volumes (pounds, in thousands)(1)(2)	177,255
Ferrous selling prices ($/LT)(3)
Domestic	$331
Foreign	$340
Average	$338
Ferrous sales volume (LT, in thousands)
Domestic	477
Foreign	629
Total	1,106
Nonferrous average price ($/pound)(2)(3)	$1.02
Cars purchased (in thousands)(4)	56
Auto stores at period end	50
Finished steel average sales price ($/ST)(3)	$775
Sales volume (ST, in thousands)
Rebar	85
Coiled products	39
Merchant bar and other	1
Finished steel products sold	125
Rolling mill utilization(5)	81%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)  Excludes PGMs in catalytic converters.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Cars purchased by auto parts stores only.
(5)  Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

					YTD
	1Q24	2Q24	3Q24	4Q24	2024(6)
Total ferrous volumes (LT, in thousands)(1)	1,152	980	1,112	1,249	4,493
Total nonferrous volumes (pounds, in thousands)(1)(2)	181,728	176,477	183,230	206,743	748,178
Ferrous selling prices ($/LT)(3)
Domestic	$342	$391	$341	$323	$349
Foreign	$359	$381	$354	$356	$361
Average	$354	$384	$350	$348	$358
Ferrous sales volume (LT, in thousands)
Domestic	535	483	528	504	2,051
Foreign	617	497	584	744	2,442
Total(6)	1,152	980	1,112	1,249	4,493
Nonferrous average price ($/pound)(2)(3)	$0.91	$0.94	$1.04	$1.08	$1.00
Cars purchased (in thousands)(4)	64	67	64	63	258
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$831	$832	$817	$795	$818
Sales volume (ST, in thousands)
Rebar	94	83	83	96	357
Coiled products	34	30	42	43	148
Merchant bar and other	1	1	1	1	4
Finished steel products sold	129	114	126	140	509
Rolling mill utilization(5)	95%	81%	88%	97%	90%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)  Excludes PGMs in catalytic converters.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Cars purchased by auto parts stores only.
(5)  Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)  May not foot due to rounding.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	November 30, 2024	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$15,223	$5,552
Accounts receivable, net	212,496	258,157
Inventories	306,360	293,932
Other current assets	54,185	51,486
Total current assets	588,264	609,127
Property, plant and equipment, net	658,487	672,192
Operating lease right-of-use assets	135,939	123,546
Goodwill	13,105	13,105
Other assets	114,999	115,799
Total assets	$1,510,794	$1,533,769

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,573	$5,688
Accounts payable	180,812	202,498
Environmental liabilities	13,305	13,232
Operating lease liabilities	20,802	19,262
Other current liabilities	71,162	75,890
Total current liabilities	291,654	316,570
Long-term debt, net of current maturities	439,872	409,082
Environmental liabilities, net of current portion	52,314	52,417
Operating lease liabilities, net of current maturities	115,283	104,246
Other long-term liabilities	28,764	25,714
Total liabilities	927,887	908,029

Total Radius Recycling, Inc. shareholders' equity	580,430	623,112
Noncontrolling interests	2,477	2,628
Total equity	582,907	625,740
Total liabilities and equity	$1,510,794	$1,533,769

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to Radius shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding restructuring charges and other exit-related activities, charges for legacy environmental matters (net of recoveries), amortization of capitalized cloud computing implementation costs, asset impairment charges, business development costs not related to ongoing operations including pre-acquisition expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings (loss) per share from continuing operations attributable to Radius shareholders
($ per share)	Three Months Ended
	1Q25	4Q24	1Q24
As reported	$(1.30)	$(0.56)	$(0.64)
Restructuring charges and other exit-related activities, per share	0.07	—	—
Charges (recoveries) for legacy environmental matters, net, per share(1)	(0.07)	0.01	0.01
Asset impairment charges, per share	—	—	0.01
Business development costs, per share	—	—	—
Income tax benefit allocated to adjustments, per share(3)	(0.03)	0.13	(0.03)
Adjusted(4)	$(1.33)	$(0.41)	$(0.64)

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended
	1Q25	4Q24	1Q24
Net income (loss)	$(37)	$(16)	$(18)
Plus interest expense	9	9	5
Plus income tax expense (benefit)	4	(2)	(10)
Plus depreciation and amortization	24	25	23
Plus restructuring charges and other exit-related activities	2	—	—
Plus charges (recoveries) for legacy environmental matters, net(1)	(2)	—	—
Plus amortization of cloud computing software costs(2)	—	—	—
Plus asset impairment charges	—	—	—
Plus business development costs	—	—	—
Adjusted EBITDA(4)	$—	$17	$1

Ferrous sales volume (LT, in thousands)	1,106	1,249	1,152
Adjusted EBITDA per ferrous ton sold ($/LT)	$—	$13	$1

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended
	1Q25	4Q24	1Q24
As reported	$57	$61	$63
(Charges) recoveries for legacy environmental matters, net(1)	2	—	—
Business development costs	—	—	—
Adjusted(4)	$59	$61	$63

Reconciliation of debt, net of cash
($ in thousands)
	November 30, 2024	August 31, 2024	November 30, 2023
Short-term borrowings	$5,573	$5,688	$5,641
Long-term debt, net of current maturities	439,872	409,082	278,280
Total debt	445,445	414,770	283,921
Less: cash and cash equivalents	15,223	5,552	4,408
Total debt, net of cash	$430,222	$409,218	$279,513

LT = Long Ton, which is equivalent to 2,240 pounds

(1)  Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)  Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.
(3)  Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders is determined based on a tax provision calculated with and without the adjustments.
(4)  May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release by Radius Recycling, Inc. that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” “Radius Recycling,” and “Radius” refer to Radius Recycling, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, volumes, and profitability; completion of acquisitions and integration of acquired businesses; the progression and impact of investments in processing and manufacturing technology improvements and information technology systems; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of pandemics, epidemics, or other public health emergencies; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation and interest rate and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; potential limitations on our ability to access capital resources and existing credit facilities; the impact of impairment of goodwill and assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Company Info:
www.radiusrecycling.com
ir@rdus.com